As filed with the Securities and Exchange Commission on May 26, 2010

Registration No. _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

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MFA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	13-3974868 (I.R.S. Employer Identification No.)

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350 Park Avenue, 21st Floor
New York, NY 10022
(Address of Principal Executive Offices)

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MFA Financial, Inc. Amended and Restated 2010 Equity Compensation Plan
(Full Title of Plan)
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Stewart Zimmerman
Chairman of the Board and Chief Executive Officer
MFA Financial, Inc.
350 Park Avenue, 21st Floor
New York, NY 10022
Tel:(212) 207-6400
Fax:  (212) 207-6420
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

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Copies to:

Timothy W. Korth, Esq. MFA Financial, Inc. 350 Park Avenue, 21st Floor New York, NY 10022 Tel: (212) 207-6400 Fax: (212) 207-6420	Jay L. Bernstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 Tel: (212) 878-8000 Fax: (212) 878-8375

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share, to be issued under the Amended and Restated 2010 Equity Compensation Plan	10,000,000 shares	$6.90	$69,000,000	$4,919.70

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from any share split, share dividends, recapitalization or certain other capital adjustments.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act.  The price per share is estimated to be $6.90, based on the average of the high and low prices of the registrant's common stock as reported on the New York Stock Exchange on May 25 2010, which was within five business days of the filing of this registration statement.

EXPLANATORY NOTE

MFA Financial, Inc. (the "Company") has filed this registration statement on Form S-8 to register 10,000,000 shares of its common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the MFA Financial, Inc. Amended and Restated 2010 Equity Compensation Plan (the "Plan"). The Plan amends and restates the Company's Amended and Restated 2004 Equity Compensation Plan, which in turn amended and restated the Company's Second Amended and Restated 1997 Stock Option Plan.  The Company previously filed the following registration statements on Form S-8 relating to a total of 3,500,000 shares of Common Stock, in the aggregate, issuable under (i) the Company's 2004 Equity Compensation Plan (File No. 333-121365) filed by the Company and effective on December 17, 2004, and (ii) the Company's 1997 Stock Option Plan (File Nos. 333-39772 and 333-67758) filed by the Company and effective on June 21, 2000 and August 17, 2001, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*           As permitted by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  These documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

We incorporate by reference into this registration statement the following documents which we previously filed with the SEC:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	Our current reports on Form 8-K filed with the SEC on January 5, 2010, March 5, 2010, May 10, 2010 and May 26, 2010;

•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 4, 2010 and the supplement thereto filed with the SEC on May 10, 2010; and

•
The description of our common stock, par value $0.01 per share, contained in our registration statement on Form 8-A filed with the SEC on March 26, 1998, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents that we file in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered by this registration statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  If any document that we file changes anything said in this registration statement or in an earlier document that is incorporated into this registration statement, the later document will modify or supersede what is said in this registration statement or the earlier document.  Nothing in this Item 3 shall be deemed to incorporate information furnished by us on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law (the "MGCL"), Article Eighth, Paragraph (a)(5) of our Amended and Restated Articles of Incorporation ("Articles") provides for indemnification of our directors and officers as follows:

The Corporation may provide any indemnification permitted by the general laws of Maryland and shall indemnify current and former directors, officers, agents and employees as follows: (A) the Corporation shall indemnify its directors and officers, whether serving the Corporation or, at its request, any other entity, to the full extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Corporation shall indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law.  The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the Corporation and its directors, officers, agents and employees.

Our Bylaws contain indemnification procedures that implement those of our Articles.  The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and was (i) committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful.

As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of our Articles provides for limitation of liability of our directors and officers as follows:

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no current and former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

As permitted under Section 2-418(k) of the MGCL, we have purchased and maintain insurance on behalf of our directors and officers against any liability asserted against such directors and officers in their capacities as such.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The following documents are filed with or incorporated by reference in this registration statement:

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated April 10, 1998, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 5, 2002 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated August 13, 2002, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.3
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 13, 2002 (incorporated herein by reference to Exhibit 3.3 of the Form 10-Q for the quarter ended December 31, 2002, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated December 29, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated December 29, 2008, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.5
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated January 1, 2010 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated December 31, 2009, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.6
Articles Supplementary of the Company, dated April 22, 2004, designating the Company's 8.50% Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 3.4 of the Form 8-A, dated April 23, 2004, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.7
Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Form 8-K, dated December 29, 2008, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.8
Specimen of common stock certificate of the Company (incorporated herein by reference to Exhibit 4.1 of the registration statement on Form S-4, dated February 12, 1998, filed by the Company pursuant to the Securities Act (Commission File No. 333-46179)).

4.9
Amended and Restated 2010 Equity Compensation Plan of the Company (incorporated herein by reference to Exhibit 10.1 of the Form 8-K, dated May 10, 2010, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page of this registration statement).

Item 9.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 26, 2010.

MFA FINANCIAL, INC.

By:	/s/ Stewart Zimmerman
Stewart Zimmerman
Chairman of the Board and Chief Executive
Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stewart Zimmerman and William S. Gorin, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-infact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ Stewart Zimmerman	Chairman of the Board and Chief Executive	May 26, 2010
Stewart Zimmerman	Officer (Principal Executive Officer)

/s/ William S. Gorin	President and Chief Financial Officer	May 26, 2010
William S. Gorin	(Principal Financial Officer)

/s/ Teresa D. Covello	Senior Vice President and Chief Accounting	May 26, 2010
Teresa D. Covello	Officer (Principal Accounting Officer)

/s/ Stephen R. Blank	Director	May 26, 2010
Stephen R. Blank

/s/ James A. Brodsky	Director	May 26, 2010
James A. Brodsky

/s/ Edison C. Buchanan	Director	May 26, 2010
Edison C. Buchanan

/s/ Michael L. Dahir	Director	May 26, 2010
Michael L. Dahir

/s/ Alan Gosule	Director	May 26, 2010
Alan Gosule

/s/ Robin Josephs	Director	May 26, 2010
Robin Josephs

EXHIBIT INDEX

Exhibit No.	Description

4.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated April 10, 1998, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 5, 2002 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated August 13, 2002, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.3
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated August 13, 2002 (incorporated herein by reference to Exhibit 3.3 of the Form 10-Q for the quarter ended December 31, 2002, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated December 29, 2008 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated December 29, 2008, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.5
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated January 1, 2010 (incorporated herein by reference to Exhibit 3.1 of the Form 8-K, dated December 31, 2009, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.6
Articles Supplementary of the Company, dated April 22, 2004, designating the Company's 8.50% Series A Cumulative Redeemable Preferred Stock (incorporated herein by reference to Exhibit 3.4 of the Form 8-A, dated April 23, 2004, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.7
Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Form 8-K, dated December 29, 2008, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

4.8
Specimen of common stock certificate of the Company (incorporated herein by reference to Exhibit 4.1 of the registration statement on Form S-4, dated February 12, 1998, filed by the Company pursuant to the Securities Act (Commission File No. 333-46179)).

4.9
Amended and Restated 2010 Equity Compensation Plan of the Company (incorporated herein by reference to Exhibit 10.1 of the Form 8-K, dated May 10, 2010, filed by the Company pursuant to the Exchange Act (Commission File No. 1-13991)).

5.1	Opinion of Clifford Chance US LLP.
23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.2	Consent of Ernst & Young LLP.
24.1	Power of Attorney (included on signature page of this registration statement).